Exhibit 99.1

ESH HOSPITALITY, INC. ANNOUNCES APPOINTMENT OF LISA PALMER TO BOARD OF DIRECTORS

CHARLOTTE, N.C. – August 18, 2014 (BUSINESS WIRE) — ESH Hospitality, Inc., which along with Extended Stay America, Inc. (NYSE:STAY) (together, the “Company”) is an issuer of the Company’s Paired Shares, today announced that Lisa Palmer has been appointed to its Board of Directors as an independent director.

Lisa Palmer is currently Executive Vice President and Chief Financial Officer for Regency Centers (NYSE: REG). Ms. Palmer joined Regency in 1996 and served as its Senior Vice President from 2003 until 2013. Previously, Ms. Palmer worked with Accenture as a consultant and as a financial analyst at General Electric. Ms. Palmer holds an MBA from the Wharton School at the University of Pennsylvania and a BA from the University of Virginia.

Chief Executive Officer, Jim Donald said, “We are pleased to welcome Lisa to the Board of Directors of ESH Hospitality. She brings with her extensive experience in corporate finance and commercial real estate and will provide valuable perspective as we work to drive long term shareholder value.”

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 682 hotels in the U.S. and Canada comprising approximately 76,000 rooms and employs approximately 10,000 employees in its hotel properties and headquarters. The Company owns and operates hotels under the core brand Extended Stay America®, which serves the mid-priced extended stay segment, and other brands. Visit www.extendedstay.com for more information about the Company and its services.

Contacts

Investors:

Kay Sharpton

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com

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